UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2026

Woodward, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39265	36-1984010
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1081 Woodward Way Fort Collins, Colorado		80524
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (970) 482-5811

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001455 per share	WWD	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On August 19, 2026, Woodward, Inc. (the “Company”) entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with the purchasers named therein (the “Purchasers”), relating to the sale by the Company and the purchase by the Purchasers of an aggregate principal amount of $450,000,000 of senior unsecured notes comprised of (a) $150,000,000 aggregate principal amount of the Company’s Series U Senior Notes due September 30, 2029 (the “Series U Notes”), (b) $150,000,000 aggregate principal amount of the Company’s Series V Senior Notes due September 30, 2030 (the “Series V Notes”), and (c) $150,000,000 aggregate principal amount of the Company’s Series W Senior Notes due September 30, 2033 (the “Series W Notes,” and together with the Series U Notes and the Series V Notes, collectively, the “Notes”), in a series of private placement transactions. The closing of the sale of the Notes is scheduled to occur on September 30, 2026.

The Series U Notes will have a maturity date of September 30, 2029 and bear interest at a rate of 5.34% per annum or 6.09% per annum during any fiscal quarter following a fiscal quarter on the last day of which the debt to EBITDA leverage ratio is greater than 3.5 to 1.0. The Series V Notes have a maturity date of September 30, 2030 and bear interest at a rate of 5.39% per annum or 6.14% per annum during any fiscal quarter following a fiscal quarter on the last day of which the debt to EBITDA leverage ratio is greater than 3.5 to 1.0. The Series W Notes have a maturity date of September 30, 2033 and bear interest at a rate of 5.64% per annum or 6.39% per annum during any fiscal quarter following a fiscal quarter on the last day of which the debt to EBITDA leverage ratio is greater than 3.5 to 1.0. Interest on any outstanding principal amount of the Notes will be payable semi-annually on March 23rd and September 30th of each year, commencing on March 30, 2027.

The Company’s respective obligations under the Note Purchase Agreement and the Notes will rank at all times at least pari passu, without preference or priority, with all other unsecured unsubordinated debt of the Company.

The Note Purchase Agreement contains restrictive covenants customary for such financings, including, among other things, covenants that place limits on the Company’s ability to incur liens on assets, incur additional debt (including a leverage test), transfer or sell the Company’s assets, merge or consolidate with other persons and enter into material transactions with affiliates. The Note Purchase Agreement also contains financial covenants which require the Company to maintain a specified leverage ratio of net indebtedness to consolidated EBITDA, which is consistent with financial covenants set forth in the Existing Unsecured Indebtedness.

The Note Purchase Agreement also contains events of default customary for such financings, the occurrence of which would permit the Purchasers of the Notes to accelerate the amounts due thereunder. In the event of default, the interest rate accruing on each of the Notes would increase by 2%.

The Company’s payment and performance obligations under the Note Purchase Agreement and the Notes, including without limitation the obligations for payment of all principal, interest and any applicable prepayment compensation amount on the Notes, are guaranteed by MPC Products Corporation and Woodward HRT, Inc., each a wholly owned subsidiary of Woodward.

The Company, at its option, is permitted at any time to prepay all or any part of the then-outstanding principal amount of any series of the Notes at 100% of the principal amount of the series of Notes to be prepaid (but, in the case of partial prepayment, not less than $1,000,000), together with interest accrued on such amount to be prepaid to the date of prepayment, plus any applicable prepayment compensation amount and, if any holder of the Notes has entered into a cross-currency swap agreement in respect of the Note held by such holder, certain losses (if any) incurred by such holder under such cross-currency swap agreement as a result of such prepayment.

The foregoing description of the Note Purchase Agreement is qualified in its entirety by reference to the complete text of the Note Purchase Agreement, a copy of which is filed as exhibit 10.1 hereto and is incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure provided in Item 1.01 of this Current Report on Form 8-K regarding the Note Purchase Agreement is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits:
10.1#*	Note Purchase Agreement, dated as of August 19, 2026, among Woodward, Inc. and the purchasers party thereto
104 Cover Page Interactive Data File (embedded within the Inline XBRL document)

# Certain portions of this exhibit (indicated by “[***]”) have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K as the Company has determined they (1) are not material and (2) are the type that the Company treats as private or confidential. The Company hereby agrees to furnish a copy of any omitted portion to the SEC upon request.

* Schedules or exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WOODWARD, INC.

/s/ Karrie M. Bem
Karrie M. Bem
Executive Vice President, General Counsel, Corporate Secretary, and Chief Compliance Officer

Date: August 21, 2026